ASSETS PURCHASE AGREEMENT

                                  by and among

                       AMERICAN RADIO SYSTEMS CORPORATION

                            WGRR LIMITED PARTNERSHIP,

                                       and

                             THE DALTON GROUP, INC.





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                                TABLE OF CONTENTS

                                                                            Page


                         ARTICLE 1  PURCHASE OF ASSETS                        1
         1.1      Transfer of Assets                                          1
         1.2      Excluded Assets                                             3

                      ARTICLE 2  ASSUMPTION OF OBLIGATIONS                    3
         2.1      Assumption of Obligations                                   3
         2.2      Retained Liabilities                                        4

                            ARTICLE 3  CONSIDERATION                          4
         3.1      Delivery of Consideration                                   4
         3.2      Escrow Deposit                                              4
         3.3      Proration of Income and Expenses; Trade Agreements
                    Adjustment                                                5
         3.4      Allocation of Purchase Price                                5

                               ARTICLE 4  CLOSING                             6
         4.1      Closing                                                     6

                        ARTICLE 5  GOVERNMENTAL CONSENTS                      6
         5.1      FCC Consent                                                 6
         5.2      FCC Application                                             6

               ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF BUYER             7
         6.1      Organization and Standing                                   7
         6.2      Authorization and Binding Obligation                        7
         6.3      Qualification                                               7
         6.4      Financial Capability; No Financing Condition                7
         6.5      Absence of Conflicting Agreements or Required Consents      7
         6.6      Commissions or Finder's Fees                                8

               ARTICLE 7  REPRESENTATIONS AND WARRANTIES OF SELLER            8
         7.1      Organization and Standing                                   8
         7.2      Authorization and Binding Obligation                        8
         7.3      Absence of Conflicting Agreements or Required Consents      8
         7.4      Government Authorizations                                   8
         7.5      Compliance with FCC Regulations                            10
         7.6      Taxes                                                      10
         7.7      Personal Property                                          10
         7.8      Contracts                                                  10
         7.9      Status of Contracts                                        10
         7.10     Environmental                                              11
         7.11     Intellectual Property                                      11
         7.12     Financial Statements                                       11
         7.13     Personnel Information                                      12




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         7.14     Litigation                                                 12
         7.15     Compliance With Laws                                       12
         7.16     Employee Benefit Plans                                     13
         7.17     Commissions or Finder's Fees                               13
         7.18     Material Adverse Change                                    13
         7.19     Instruments of Conveyance; Good Title                      13
         7.20     Special Arrangements                                       13
         7.21     Undisclosed Liabilities                                    13
         7.22     Full Disclosure                                            14

                         ARTICLE 8  COVENANTS OF BUYER                       14
         8.1      Closing                                                    14
         8.2      Notification                                               14
         8.3      No Inconsistent Action                                     14
         8.4      Accounts Receivable                                        14
         8.5      Pre-Closing Obligations                                    15

                         ARTICLE 9  COVENANTS OF SELLER                      15
         9.1      Seller's Pre-Closing Covenants                             15
         9.2      Notification                                               17
         9.3      No Inconsistent Action                                     17
         9.4      Closing                                                    17
         9.5      Other Items                                                17
         9.6      Exclusivity                                                17

                          ARTICLE 10  JOINT COVENANTS                        18
         10.1     Confidentiality                                            18
         10.2     Cooperation                                                18
         10.3     Control of Station                                         18
         10.4     Consents to Assignment                                     18
         10.5     Filings                                                    19
         10.6     Bulk Sales Laws                                            19
         10.7     Employee Matters                                           19

                   ARTICLE 11  CONDITIONS OF CLOSING BY BUYER                20
         11.1     Representations, Warranties and Covenants                  20
         11.2     Governmental Consents                                      20
         11.3     Station License Renewal Application                        20
         11.4     Governmental Authorizations                                20
         11.5     Adverse Proceedings                                        20
         11.6     Third-Party Consents                                       21
         11.7     Closing Documents                                          21
         11.8     Pre-Merger Notification                                    21
         11.9     Noncompetition Agreement                                   21
         11.10    No Material Adverse Change                                 21


                                       ii


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                  ARTICLE 12  CONDITIONS OF CLOSING BY SELLER                21
         12.1     Representations, Warranties and Covenants                  21
         12.2     Governmental Consents                                      22
         12.3     Adverse Proceedings                                        22
         12.4     Closing Documents                                          22
         12.5     Noncompetition Agreement                                   22

                 ARTICLE 13  TRANSFER TAXES; FEES AND EXPENSES               22
         13.1     Expenses                                                   22
         13.2     Transfer Taxes and Similar Charges                         22
         13.3     Governmental Filing or Grant Fees                          22

                ARTICLE 14  DOCUMENTS TO BE DELIVERED AT CLOSING             23
         14.1     Seller's Documents                                         23
         14.2     Buyer's Documents                                          23

                   ARTICLE 15  SURVIVAL; INDEMNIFICATION; ETC.               24
         15.1     Survival of Representations, Etc                           24
         15.2     Indemnification                                            25
         15.3     Procedures:  Third Party and Direct Indemnification Claims 25
         15.4     Limitations                                                26
         15.5     Indemnification Procedures Agreement                       26


                         ARTICLE 16  TERMINATION RIGHTS                      26
         16.1     Termination                                                26
         16.2     Liability                                                  27
         16.3     Monetary Damages, Specific Performance and Other Remedies  27
         16.4     Disbursement of Escrow Deposit; Seller's Liquidated
                    Damages                                                  27

                      ARTICLE 17  MISCELLANEOUS PROVISIONS                   28
         17.1     Risk of Loss                                               28
         17.2     Certain Interpretive Matters and Definitions               28
         17.3     Further Assurances                                         28
         17.4     Benefit and Assignment                                     29
         17.5     Amendments                                                 29
         17.6     Headings                                                   29
         17.7     Arbitration                                                29
         17.8     Governing Law                                              30
         17.9     Notices                                                    30
         17.10    Counterparts                                               31
         17.11    No Third Party Beneficiaries                               31
         17.12    Severability                                               31
         17.13    Entire Agreement                                           31

                                       iii


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                         LIST OF SCHEDULES AND EXHIBITS

Schedule          1.2.8             Miscellaneous Excluded Assets
                  3.3.2             Trade Agreements
                  7.4               Station Licenses
                  7.7               Tangible Personal Property
                  7.8               Contracts
                  7.10              Environmental Matters
                  7.11              Intellectual Property
                  7.12              Financial Statements
                  7.13              Personnel Information
                  7.14              Litigation
                  7.15              Compliance With Laws
                  7.16              Employee Benefit Plans

Exhibit           A                 Escrow Agreement
                  B                 Reversal Agreement
                  C                 Noncompetition Agreement
                  D                 Assignment and Assumption Agreement
                  E                 Opinion of Seller's Counsel
                  F                 Opinion of Buyer's Counsel
                  G                 Indemnification Procedures Agreement


                                       iv


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                              AMENDED AND RESTATED
                            ASSETS PURCHASE AGREEMENT


         THIS ASSETS PURCHASE AGREEMENT (this "Agreement") is made and entered this 22nd day of January, 1997 by and among AMERICAN RADIO SYSTEMS CORPORATION., a Delaware corporation ("Buyer"), WGRR LIMITED PARTNERSHIP, a limited partnership organized under the laws of Delaware ("Seller"), and THE DALTON GROUP, INC, a Delaware corporation and the general partner of Seller ("DGI").

                                    RECITALS

         WHEREAS,  Seller owns and operates Radio Station  WGRR(FM) in Hamilton,
Ohio  (the  "Station")   pursuant  to  authorizations   issued  by  the  Federal
Communications Commission ("FCC");

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets and assume certain obligations associated with the ownership and operations of the Station, all on the terms and subject to the conditions set forth herein; and

         WHEREAS, in order to induce Buyer to enter into this Agreement, the Seller and DGI are willing to make certain representations and warranties to, and covenants and agreements with, Buyer; and

         WHEREAS, Seller, DGI and Buyer's predecessor by merger, Tsunami Communications Inc. had entered into an Assets Purchase Agreement dated August 29, 1996 which is hereby amended and restated by this agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                               PURCHASE OF ASSETS

         1.1 Transfer of Assets. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of the right, title and interest of Seller in and to those assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned by Seller as the case may be, wherever situated, which are used or held for use in the operation of the Station (the "Station Assets"), including Seller's right, title and interest in and to the assets, properties, interests and rights described in this Section 1.1:

                  1.1.1 the licenses, permits and other authorizations issued to Seller by any governmental or regulatory authority including those issued by the FCC (the licenses, permits and authorizations issued by the FCC are hereafter referred to as the "Station Licenses") used in connection with the operation of the Station, as described in Schedule 7.4, along with renewals of such items between the date hereof and the Closing Date;

                  1.1.2 the equipment, office furniture and fixtures, office materials and supplies, spare parts, if any, and all other tangible personal property of every kind and description, and Seller's rights therein, owned or held by Seller and used in connection with the operations of the Station, as described or listed in Schedule 7.7, together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of Seller; provided, however, Seller agrees that the value of all such assets retired or disposed of in the ordinary course of business and not replaced with an asset of like kind and quality shall not exceed $20,000 in the aggregate without the written consent of Buyer;

                  1.1.3(a)  all Time  Sales  Agreements  (as  defined in Section
2.1), all Trade Agreements (as defined in Section 2.1), and all other contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Station and which are listed in
Schedule 7.8, and (b) all contracts, agreements, leases and legal binding contractual rights entered into or acquired by Seller between the date hereof and the Closing Date in the ordinary course of business relating to the operation of the Station, consistent with past practices of Seller and in accordance with this Agreement and with respect to which Buyer specifically agrees, in the exercise of its sole discretion, in writing to assume (collectively, the "Contracts");

                  1.1.4(a) all of Seller's rights in and to the call letters "WGRR" and all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material of whatever form or nature which are used in connection with the operation of the Station, (b) licenses to use all jingles, slogans, and logos which are used in connection with the operation of the Station, and (c) all other intangible property rights of Seller which are used in connection with the operation of the Station, all as listed in
Schedule 7.11 (collectively, the "Intellectual Property"), together with any associated goodwill and any additions thereto between the date hereof and the Closing Date;

                  1.1.5 all of Seller's rights in and to the Station's local public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting and operation matters; but excluding records relating solely to any Excluded Assets (as hereinafter defined);

                  1.1.6 all of Seller's rights, if any, under manufacturers' and vendors' warranties relating to items included in the Station Assets and all similar rights, if any, against third parties relating to items included in the Station Assets; and

                  1.1.7  except  for  Excluded   Assets,   such  other   assets,
properties, interests and rights owned by Seller that are used in connection with the operation of the Station.

                           The Station Assets shall be transferred to Buyer free
and clear of all debts, security interests,  mortgages,  trusts, claims, pledges
or  other  liens,  liabilities,   encumbrances  or  rights  of  third  parties
whatsoever, other than those disclosed in this Agreement and the Schedules attached hereto, and except for liens for taxes not yet due and payable and statutory liens of landlords (collectively, the "Permitted Liens").

         1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Station Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

                  1.2.1 all cash and cash equivalents of Seller on hand and/or in banks;

                  1.2.2 all accounts receivable or notes receivable for services performed by Seller in connection with the operation of the Station prior to the Closing Date;

                  1.2.3 subject to the limitation set forth in Section 1.1.2 of this Agreement, all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business consistent with the past practices of Seller between the date of this Agreement and the Closing Date;

                  1.2.4  all  Time  Sales   Agreements,   Trade  Agreements  and
Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller;

                  1.2.5 Seller's internal documents relating to the organization and structure of the company and the business of the Station, record books and such other books and records as pertain to the organization, existence or capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports as well as any other records or materials relating to Seller generally and not involving or relating to the Station Assets or the operation or operations of the Station;

                  1.2.6 contracts of insurance, and all insurance proceeds or claims made by Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                  1.2.7 all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller; and

                  1.2.8 any right, property or asset described in Schedule 1.2.8 (including without limitation any assets personally owned by the stockholders or employees of Seller and listed on said Schedule).


                                    ARTICLE 2
                           ASSUMPTIONS OF OBLIGATIONS

         2.1  Assumption  of  Obligations.  Subject  to the  provisions  of this
Section 2.1, Section 2.2 and Section 3.3, on the Closing Date, Buyer shall assume and perform in a timely manner the obligations of Seller arising or to be performed on or after the Closing Date under: (a) the Contracts; (b) all agreements for the sale of advertising time on the Station for cash which do not have more than twelve (12) months remaining in their term ("Time Sales Agreements"); and (c) subject to the limitations of Section 3.3 hereof, all contracts (i) which are for consideration other than cash, such as merchandise, services or promotional consideration ("Trade Agreements"), (ii) which arise in the ordinary course of business consistent with the past practices of Seller, and (iii) the consideration for which is for the benefit of the Station. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

         2.2 Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Liabilities. All of such liabilities, obligations and commitments of Seller described in this Section 2.2 shall be referred to herein collectively as the "Retained Liabilities."

                                    ARTICLE 3
                                  CONSIDERATION

         3.1 Delivery of Consideration. In consideration for the sale of the Station Assets to Buyer and the assumption of certain obligations of Seller pursuant to Section 2.1 above, Buyer shall, at the Closing (as hereinafter defined) deliver to Seller Thirty Million Dollars ($30,000,000) by wire transfer of immediately available funds, subject to adjustment pursuant to the provisions of Sections 3.2 and 3.3 below (the "Purchase Price").


         3.2 Escrow Deposit. (a) Concurrently with the execution and delivery of this Agreement, Buyer, Seller and Media Venture Partners, Ltd., as Escrow Agent (the "Escrow Agent"), shall enter into an Escrow Agreement in the form of Exhibit A hereto (the "Escrow Agreement") pursuant to which Buyer shall deposit the amount described below as a deposit on the amount of the Purchase Price. Such amounts held in escrow shall be applied as set forth herein and in the Escrow Agreement.

                  (b) Pursuant to the terms of the Escrow Agreement, Buyer shall wire transfer Three Million Dollars ($3,000,000) to an escrow account established pursuant to the Escrow Agreement (the "Escrow Deposit"). At the Closing, the Escrow Deposit shall be applied to the Purchase Price to be paid to Seller and the interest accrued thereon shall be paid to Buyer. If this Agreement is not consummated, the Escrow Deposit shall be paid as provided in
Section 16.4 hereof.

         3.3      Proration of Income and Expenses; Trade Agreements Adjustment.

                  3.3.1 Except as otherwise provided herein, all prepaid and deferred income and expenses relating to the Station Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Station shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 pm. Eastern time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby which shall be paid as set forth in Section 13.2), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety-day limitation set forth in Section 3.3.3), utility expenses, Time Sales Agreements, amounts due under Contracts, Trade Agreements to the extent provided in Section
3.3.2 hereof, rents and similar prepaid and deferred items. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

                  3.3.2 Schedule 3.3.2 lists all Trade Agreements included in the Station Assets and the contract end date for each Trade Agreement together with an itemized statement of the aggregate value of time owed ("Barter Payable") pursuant to each of the Trade Agreements and the aggregate value of goods and services to be received ("Barter Receivable") pursuant to each of the Trade Agreements, in each case as of the end of the month immediately preceding the date hereof. Within ten (10) calendar days after the Closing Date, Seller shall deliver to Buyer a report, dated as of the

Closing Date (the "Closing Date Trade Report"), which report lists all Trade Agreements included in the Station Assets and the contract end date for each Trade Agreement together with an itemized statement of the aggregate value of the Barter Payable and Barter Receivable pursuant to each of the Trade
Agreements. To the extent that the aggregate value as reflected on the Closing Date Trade Report of the Station's Barter Payable is greater than the aggregate value as reflected on the Closing Date Trade Report of the Barter Receivable by an amount in excess of Ten Thousand Dollars ($10,000), Buyer shall be entitled to receive the difference and Seller shall pay such difference to Buyer upon delivery of the Closing Date Trade Report.

                  3.3.3 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date.

                  3.3.4 In the event of any disputes between the parties as to such adjustments contemplated by this Section 3.3, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.3.3 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

         3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Station Assets in a manner mutually agreeable to both Buyer and Seller, and such allocation shall be completed prior to Closing unless otherwise agreed to by the parties. Seller and Buyer agree to use the allocations determined by Buyer for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

                                    ARTICLE 4
                                     CLOSING

         4.1. Closing. Except as otherwise mutually agreed upon by Buyer and Seller, the consummation of the transactions contemplated herein (the "Closing") shall occur within ten (10) business days after the later to occur of (a) the satisfaction or waiver of each condition to closing contained herein, and (b) the date that grant of the FCC Consent as defined in Section 5.1 has become a Final Order (as defined below) (the "Closing Date"); provided, that Buyer (upon not less than five (5) business days' notice to Seller of its intention to so proceed) may in its sole discretion waive the requirement that the FCC Consent be a Final Order and elect (subject to clause (a) above) to close at any time on or after the date on which the grant of the FCC Consent becomes effective under the FCC's rules; provided further, however, that the Closing shall not occur prior to January 2, 1997, unless the Seller so consents in writing. In the event that the Closing Date occurs before the FCC Consent has become a Final Order, the parties shall on the Closing Date enter into a "Reversal Agreement" in the form of

Exhibit B hereto. For purposes of this Agreement, "Final Order" (and "Final") means an FCC Consent which is no longer subject to reconsideration or review by the FCC or a court of competent jurisdiction. The Closing shall be held in the offices of Buyer, or at such place and in such manner as the parties hereto may agree.

                                    ARTICLE 5
                              GOVERNMENTAL CONSENTS

         5.1 FCC Consent. It is specifically understood and agreed by Buyer and Seller that the Closing and the assignment of the Station Licenses and the transfer of the Station Assets is expressly conditioned on and is subject to the prior consent and approval of the FCC of the transaction contemplated hereby without the imposition of any conditions materially adverse to Buyer or any Affiliate of Buyer (an Affiliate being a company or entity owned by Buyer, or which has a majority of its ownership held by the same individuals who own a majority of the ownership interest in Buyer, as such ownership has been reported to the FCC) (the "FCC Consent").

         5.2 FCC Application. On or before January 17, 1997 Buyer and Seller shall withdraw the assignment application filed with the FCC and given File No. BALH-960904GF, and shall file an application with the FCC for the FCC Consent (the "FCC Application"). Buyer and Seller shall prosecute the FCC Application with all reasonable diligence and otherwise use all reasonable efforts to obtain the FCC Consent as expeditiously as practicable (but neither Buyer nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer or Seller or upon any of their Affiliates). If the FCC Consent imposes any condition on Buyer or Seller or any of their respective Affiliates, such party shall use all reasonable efforts to comply with such condition; provided, however, that neither Buyer nor Seller shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall oppose such efforts for reconsideration or judicial review so long as this Agreement is in effect; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to
Article 16 hereof.


                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Seller:

         6.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in the State of Ohio.

         6.2 Authorization and Binding Obligation. Buyer has all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Station Assets and to carry on the business of the Station upon the consummation of the transactions contemplated by this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         6.3 Qualification. To the best of Buyer's knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Buyer as an assignee of the Station Licenses, and Buyer is otherwise financially qualified under the Communications Act of 1934, as amended, and all other applicable federal, state and local laws, rules and regulations, to acquire the Station Assets from Seller.

         6.4 Financial Capability; No Financing Condition. The Buyer has available committed funds sufficient to pay the Purchase Price. The Buyer understands that its obligations to effect the transactions contemplated hereby are not subject to the availability to Buyer of financing sufficient to pay the Purchase Price.

         6.5 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 5 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by Buyer: (a) do not require the consent of any third party not affiliated with Buyer; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party or conflict with the Articles of Incorporation or By-Laws of Buyer; and (c) will not, either alone, with the giving of notice or the passage of time, or both, or with the receipt of any necessary consent of a third party as specified in (a) above, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

         6.6 Commissions or Finder's Fees. Neither Buyer nor any person or entity acting on behalf of Buyer has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, other than to Media Venture Partners. Ltd., whose fees will be paid by Buyer. To the extent that Buyer may have engaged any other person or entity to whom a commission, finder's fee or similar payment may be due, Buyer agrees to pay any and all such obligations and to hold Seller harmless.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall survive the Closing for the period specified herein:

         7.1 Organization and Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate the Station Assets and to carry on the business of the Station as now being conducted and as proposed to be conducted between the date hereof and the Closing Date.

         7.2 Authorization and Binding Obligation. Seller has the power and authority, and has taken all necessary and proper action, corporate and otherwise, to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

         7.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 5 with respect to governmental consents and in Schedule 7.8 with respect to consents required in connection with the assignment of certain Contracts, the execution, delivery and performance of this Agreement by Seller:
(a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Seller's articles of organization, by-laws or other governance documents or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller or any owner of Seller is a party or by which Seller, any owner of Seller or any of the Station Assets are bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, Trade Agreement, Time Sales Agreement, agreement, instrument, license or permit to which Seller or any of the Station Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Station Assets.

         7.4 Government Authorizations.

                  7.4.1 Schedule 7.4 hereto contains a true and complete list of the Station Licenses and other licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are presently conducted. Seller has delivered to Buyer true and complete copies of the Station Licenses and the other licenses, permits and authorizations listed in Schedule 7.4, including any and all amendments and other modifications thereto.

                  7.4.2 Seller is the authorized legal holder of the Station Licenses and other licenses, permits and authorizations listed in Schedule 7.4, none of which is subject to any restrictions or conditions which would limit in any respect the full operation of the Station as now operated.

                  7.4.3 Except as set forth in Schedule 7.4, there are no applications, and to the best of Seller's knowledge, complaints, petitions or proceedings pending or threatened before the FCC or any other governmental or regulatory authority relating to the business or operations of the Station. The Station Licenses and the other licenses, permits and authorizations listed in
Schedule 7.4 are in good standing, are in full force and effect and, to the best of Seller's knowledge, and are unimpaired by any act or omission of Seller or its owners, officers, directors or employees. The operations of the Station are in accordance with the Station Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in Schedule 7.4 in all material respects. No proceedings are pending or, to the best of Seller's knowledge, threatened, and there has not been any act or omission of Seller or any of it owners, officers, directors or employees, which may result in the revocation, modification, non-renewal or suspension of any of the Station Licenses or the other licenses, permits and authorizations listed in Schedule 7.4, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC or any other governmental or regulatory authority with respect to the Station Licenses or the other licenses, permits and authorizations listed in Schedule 7.4 or which may affect Buyer's ability to continue to operate the Station as it is now being operated.

                  7.4.4 The Station is licensed by the FCC to operate with the facilities set forth in its license.

                  7.4.5 To Seller's knowledge, the Station is not causing material objectionable interference to the transmissions of any other broadcast station or communications facility nor has the Station received any complaints with respect thereto. To Seller's knowledge, no other broadcast station or communications facility is causing material objectionable interference to respective transmissions of the Station or the public's reception of such transmissions.

                  7.4.6 Seller has no reason to believe that the Station Licenses and the other licenses, permits authorizations listed in Schedule 7.4 will not be renewed in their ordinary course.

                  7.4.7 All reports, forms and statements required to be filed by Seller with the FCC with respect to the Station during Seller's ownership have been timely filed and are substantially complete and accurate, unless a failure to timely file would have no material adverse effect on the assets to be conveyed hereunder.

                  7.4.8 To the best knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Seller as assignor of the Station Licenses.

         7.5 Compliance with FCC Regulations. The operation of the Station and all of the Station Assets are in compliance in all material respects with: (a) all applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration and ANSI Radiation Standards C95.1 - 1992 to the extent required to be met under applicable FCC rules and regulations, and to the best of Seller's knowledge, there are no existing claims to the contrary.

         7.6 Taxes. There are no present disputes as to taxes of any nature payable by Seller which in any event could adversely affect any of the Station Assets or the operation of the Station by Buyer. Seller does not and will not in the future have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever (including without limitation withholding and payroll taxes) which could result in a lien on the Station Assets after conveyance thereof to Buyer or, except for Permitted Liens, in any other form of transferee liability to Buyer.

         7.7 Personal Property Schedule 7.7 hereto contains a list of all material items of tangible personal property owned by Seller and used or useful in the conduct of the business and operations of the Station. Schedule 7.7 also separately lists any material tangible personal property leased by Seller pursuant to leases included within the Contracts. Except as disclosed in
Schedule 7.7, Seller has, and following the Closing, Buyer will have, good and marketable title to all of the Station Assets (other than those subject to lease) and, except for Permitted Liens, none of the Station Assets owned by Seller at the Closing will be, subject to any security interest, mortgage, pledge, lease, license, lien, encumbrance, title defect or other charge. The properties listed in Schedule 7.7, including those properties subject to lease and included among the Contracts, list all material tangible personal property necessary to operate the Station as it is now being operated. All material items of tangible personal property included in the Station Assets are in good operating condition and repair (ordinary wear and tear excepted), are suitable for the purposes for which they are now being used.

         7.8 Contracts. Schedule 7.8 lists all Contracts to which Seller is a party, or which are binding on Seller, as of the date of this Agreement. Those Contracts requiring the consent of a third party to assignment to Buyer are identified by an asterisk in Schedule 7.8. Those Contracts that Seller and Buyer have agreed are material to the operation of the Station Assets and the valid assignment of which to Buyer is a condition to the consummation of the transactions contemplated hereby

(the "Material Contracts") are listed on Schedule 7.8 under the heading "Material Contracts."

         7.9 Status of Contracts. Seller has made available to Buyer for inspection true and complete copies of all written Contracts and true and complete memoranda or other description of the terms of all oral Contracts, including any and all amendments and other modifications to such Contracts. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all respects with all such Contracts and is not in default under any of such Contracts, and, to its knowledge, no other contracting party is in default under any of such Contracts.

         7.10 Environmental. Except as set forth in Schedule 7.10, Seller has complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to the Station and its operations, including but not limited to the FCC's guidelines regarding RF radiation. To the best of Seller's knowledge, the technical equipment included in the Station Assets does not contain any PCBs. To the best of Seller's knowledge, no hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601 et seq., Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss. 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health ("Environmental Laws")), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks, have been released, emitted or discharged or are currently located in, on, under, or about the real property on which the Station Assets are situated including the transmitter sites or contained in the tangible personal property included in the Station Assets. To the best of Seller's knowledge, the Station Assets and Seller's use thereof are not in violation of any Environmental Laws or any occupational, safety and health or other applicable law now in effect. Seller shall be, as of the Closing Date and thereafter, solely responsible for all environmental liabilities, of whatsoever kind and nature, arising out of or attributable to the operation or ownership of the Station Assets prior to the Closing Date.

         7.11 Intellectual Property. Schedule 7.11 hereto is a list of all Intellectual Property to be assigned to Buyer which is applied for, issued to or owned by Seller or under which Seller is a licensee and used in the conduct of the business and operations of the Station. Except as set forth in Schedule 7.11: (a) all of the Intellectual Property is issued or licensed to or owned by Seller; (b) all computer software located at the Station or used in the operation of the Station is properly licensed and authorized; and (c) all of Seller's right, title and interest in and to the Intellectual Property shall be assignable to Buyer on the Closing Date. To the extent any of the Intellectual Property is licensed to Seller, such interest is valid and uncontested. Seller has not received written notice of any infringements or unlawful use of such Intellectual Property in connection with the operation of the Station.

         7.12 Financial Statements. Seller has provided to Buyer complete copies of the balance sheets, income statements and statements of cash flow of the Seller as of and for the fiscal year ended December 31, 1995, together with the balance sheets, income statements and statements of cash flow of the Seller as of and for the end of the month immediately preceding the date hereof (collectively, the "Financial Statements"). The Financial Statements are (and the Interim Financial Statements (as hereinafter defined in Section 9.1.8) provided pursuant to the terms hereof will be) true, correct and complete in all material respects and have been (and in the case of the Interim Financial Statements, will be) prepared in accordance with the books and records of Seller and in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, except as has been disclosed in Schedule 7.12. The Financial Statements present (and the Interim Financial Statements will present) fairly the financial condition, results of operations and cash flow of the Seller (and particularly the Station) for the periods indicated. The financial information within the Financial Statements does not include (and the financial information to be within the Interim Financial Statements will not include) financial information unrelated to the operations of the Station. None of the Financial Statements understates (and none of the Interim Financial Statements will understate) the true costs and expenses of conducting the business and operations of the Station, fails (or will fail) to disclose any material liability, or inflates (or will inflate) the revenues of the Station for any reason. December 31, 1995 is hereinafter referred to as the "Financial Statement Date."

         7.13 Personnel Information.

                  7.13.14 Schedule 7.13 contains a true and complete list of all persons employed at the Station, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 7.16) and a list of other terms of any and all agreements affecting such persons and their employment by Seller.

                  7.13.15 Seller is not a party to any contract or agreement with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has, any union or other collective bargaining unit been certified as representing any of employees of Seller. Seller has no knowledge of any organizational effort currently being made by or on behalf of any labor union with respect to employees of Seller.

                  7.13.16 Except as disclosed in Schedule 7.13, Seller, to its knowledge, has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to
wages,  hours,   collective   bargaining,
unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

         7.14 Litigation. Except as set forth in Schedule 7.14, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Station or any of the Station Assets, and there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to Seller's knowledge, threatened against Seller or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Station Licenses), or before any other tribunal duly authorized to resolve disputes. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to Seller's knowledge, threatened before the FCC or any other governmental organization with respect to the business or operations of the Station.

         7.15 Compliance With Laws. Except as set forth in Schedule 7.15, Seller is not in violation of, and has not received any notice asserting any non-compliance by it in connection with the operation of the Station or use or ownership of any of the Station Assets with, any applicable statute, rule or regulation, whether federal, state or local, in any material respect. Seller is not in default in any material respect with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relates to the transactions contemplated hereby. Seller is in full compliance in all material respects with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Station, and its present use of the Station Assets does not violate any of such laws, regulations or orders in any material respect. The provisions of Section 7.10 shall prevail over the provisions of this Section 7.15 to the extent of any inconsistency between them.

         7.16 Employee Benefit Plans. Schedule 7.16 contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of Seller employed at the Station, and a brief description thereof. Seller does not maintain any other employee benefit plan as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, applicable to the employees of Seller employed at the Station.

         7.17 Commissions or Finder's Fees. Neither Seller, its owners nor any person or entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person. To the extent that Seller may have engaged any person or entity to whom a commission, finder's fee or similar payment may be due, Seller agrees to pay any and all such obligations and to hold Buyer harmless.

         7.18 Material Adverse Change. Since the Financial Statement Date there has been no Material Adverse Change, which shall mean that: (a) Seller has conducted the business of the Station only in the ordinary course consistent with past practices; (b) Seller has continued all practices, policies, procedures and operations relating to the Station in substantially the same manner as previously, including without limitation, sales, promotions, advertising, bookkeeping and record keeping practices and policies, consistent with the Station's budget provided to Buyer by Seller; (c) there has been no damage, destruction, or loss affecting any of the Station Assets not repaired pursuant to the provisions of Section 17.1 hereof; and (d) Seller has not created, assumed, or suffered any default in any debt of the Station.

         7.19 Instruments of Conveyance; Good Title. The instruments to be executed by Seller and delivered to Buyer at the Closing, conveying the Station Assets to Buyer, will transfer good and marketable title to the Assets free and clear of all liabilities (absolute or contingent), security interests, mortgages, pledges, liens, obligations and encumbrances, except those obligations disclosed in this Agreement or in the schedules attached hereto.

         7.20 Special Arrangements. Seller has disclosed to Buyer any and all arrangements with ASCAP, BMI, radio representatives, vendors of goods and services and all other entities under which Seller enjoys a discount or other benefit.

         7.21 Undisclosed Liabilities. To Seller's knowledge, no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller, the Station or the Station Assets exists which is not otherwise disclosed herein and which could, after the Closing result in any form of transferee liability against Buyer or subject the Station Assets to any lien, encumbrance, claim, charge, security interest or imposition whatsoever or otherwise affect the full, free and unencumbered use of the Station Assets by Buyer.

         7.22 Full Disclosure. No representation or warranty made by Seller contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Seller is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

                                    ********

         Whenever in this Article 7 a warranty or representation is qualified by a word or phrase referring to Seller's knowledge, it shall mean to the best of such party's actual knowledge after having made due inquiry of the directors, officers, owners, attorneys, accountants and agents of Seller who would be expected to have knowledge of the matter, and with respect to the condition of any Station Assets, records or other objects, after having inspected it.

                                    ARTICLE 8
                               COVENANTS OF BUYER

         8.1 Closing. Subject to Article 11 hereof, on the Closing Date, Buyer shall purchase the Station Assets from Seller as provided in Article 1 hereof and shall assume the Assumed Liabilities of Seller as provided in Article 2 hereof.

         8.2  Notification.   Buyer  shall  notify  Seller  of  any  litigation,
arbitration  or  administrative   proceeding   pending  or,  to  its  knowledge,
threatened against Buyer which challenges the transactions contemplated hereby.

         8.3 No Inconsistent Action. Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement or take any action which would cause any representation or warranty of Buyer contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.


         8.4 Accounts Receivable. Buyer acknowledges that all accounts receivable arising prior to the Closing Date in connection with the operation of the Station, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Seller (the "Seller Accounts Receivable") and that Buyer shall not acquire any beneficial right or interest therein or responsibility therefor. For a period of ninety (90) days from the Closing Date ("Collection Period"), Buyer agrees to use reasonable efforts, as Seller's agent, to collect on behalf of Seller in accordance with Buyer's business practices the Seller Accounts Receivable in the normal and ordinary course of business and will apply all such amounts collected by Buyer to the debtor's oldest account receivable first, except that any such accounts collected by Buyer from persons who are also indebted to Buyer may be applied to Buyer's account if under circumstances in which there is a bona fide dispute between Seller and such account debtor with respect to such account and Buyer reassigns to Seller such account for resolution. Buyer's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. Provided Buyer is in compliance with its obligations hereunder, during the Collection Period, neither Seller nor any of its agents shall make any direct solicitation of any account debtor for collection purposes or institute litigation for the collection of amounts due. Any amounts relating to the Seller Accounts Receivable that are paid directly to the Seller shall be retained by the Seller, but Seller shall provide Buyer with prompt notice of any such payment. Every thirty (30) days during the Collection Period, Buyer shall make a payment to Seller, without set off of any kind, equal to the amount of all collections by Buyer of Seller Accounts Receivable during such thirty (30) day period less any commissions due thereon and furnish Seller with a collections report.

         8.5 Pre-Closing Obligations. Buyer covenants and agrees that, between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Seller, Buyer shall act in accordance with the following:

                  8.5.1 Buyer will provide Seller prompt written notice of any material change in any of the information contained in the representations and warranties made in Article 6 or in any Schedule

                  8.5.2 Buyer will cooperate with Seller and provide any information reasonably necessary to assist Seller in obtaining third party consents to the assignment of any Contract.

                  8.5.3 Buyer will notify Seller of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transaction contemplated by the Agreement.


                                    ARTICLE 9
                               COVENANTS OF SELLER

         9.1 Seller's Pre-Closing Covenants. Seller covenants and agrees that, between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer, Seller shall act in accordance with the following:

                  9.1.1 Seller shall conduct the business and operations of the Station in the ordinary and prudent course of business consistent with past practice and with the intent of preserving the ongoing operations and assets of the Station, including but not limited to maintaining the independent identity of the Station.

                  9.1.2 Seller shall use its best efforts to preserve the operation of the Station intact and preserve the business of the Station's advertisers, customers, suppliers and others having business relations with the Station and continue to conduct financial operations of the Station, including its credit and collection and pricing policies and practices, in the ordinary course of business consistent with past practices.

                  9.1.3 Seller shall operate the Station in all material respects in accordance with FCC rules and regulations and the Station Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses or other licenses, permits or authorizations listed in Schedule 7.4 to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

                  9.1.4 Seller shall not: (a) sell, lease or dispose of or commit to sell, lease or dispose of any of the Station Assets except in the ordinary course of business and subject to the provisions of Section 1.1.2 hereof; (b) sell broadcast time on a prepaid basis (other than in the course of existing credit practices); (c) grant or agree to grant any increases in the rates of salaries or compensation payable to employees of the Station other than scheduled salary increases; (d) grant or agree to grant any bonus to any employee of the Station which will not be paid in full by Seller prior to the Closing; (e) provide for any new pension, retirement or other employment benefits for employees of the Station or any increases in any existing benefits;
(f) modify, change or terminate any Contract without prior written permission of the Buyer; (g) change the advertising rates in effect as of the date hereof except in accordance with ordinary course of business pricing policies; (h) create, assume or permit to exist any mortgage, pledge, lien, or other charge or encumbrance or rights affecting any of the Station Assets, except for those in existence on the date of this Agreement and disclosed herein or in the Schedules attached hereto; (i) change the call letters of the Station; or (j) take any action which would cause any representation or warranty contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

                  9.1.5 Seller will provide Buyer prompt written notice of any material change in any of the information contained in the representations and warranties made in Article 7 or any Schedule.

                  9.1.6 In order that Buyer may have full opportunity to make such investigation as it desires of the affairs of the Station, Seller shall give or cause the Station to give Buyer and Buyer's counsel, accountants and engineers reasonable access to all of Seller's properties, books, Contracts, Trade Agreements, Time Sales Agreements, reports and records (including, without limitation, financial information and tax returns relating to the Station), real estate, buildings and equipment relating to the Station and to the Station's employees, and to furnish Buyer with information and copies of all documents and agreements relating to the Station and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Station) that Buyer may reasonably request. The rights of Buyer under this Section 9.1 shall not be exercised in such a manner as to interfere directly or indirectly with the business of the Station.

                  9.1.7 Within twenty-five (25) days of the end of each month, Seller shall deliver to Buyer an unaudited statement of revenue and expenses of Seller and a balance sheet for the month then ended (collectively, the "Interim Financial Statements"). Seller shall also furnish to Buyer any and all information customarily prepared by Seller concerning the financial condition and results of operations of the Station that Buyer may request.

                  9.1.8 Seller shall use all reasonable efforts to obtain any third party consents necessary for the assignment of any Contract.

                  9.1.9 Seller shall use all reasonable efforts to transfer to Buyer any discounts or other benefits which it enjoys under any arrangement as described in Section 7.20 of this Agreement.

         9.2 Notification. Seller agrees to notify Buyer of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated hereby. Seller shall promptly notify Buyer if any of the normal broadcast transmissions of the Station are interrupted, interfered with or in any way impaired, and shall provide Buyer with prompt written notice of the problem and the measures being taken to correct such problem. If the Station is not restored so that operation is resumed within five (5) days, or restored to full licensed power and antenna height within fifteen (15) days of such event, or if more than five
(5) such events occur within any thirty (30) day period, then Buyer shall have the right to terminate this Agreement.

         9.3 No Inconsistent Action. Seller shall not take any action which is materially inconsistent with their obligations under this Agreement.

         9.4 Closing. Subject to Article 12 hereof, on the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Station Assets and the Assumed Liabilities as provided in Articles 1 and 2 of this Agreement.

         9.5 Other Items. Except as otherwise specifically contemplated by this Agreement, until the Closing Date, Seller shall not: (a) cancel or compromise any debt or claim or waive or release any right relating to the business or operations of the Station, except for adjustments or settlements made in the ordinary course of business consistent with past practices; (b) transfer or grant any material rights under any of the Station Licenses; (c) enter into any commitment for capital expenditures for which Buyer would become liable after the Closing Date; (d) introduce any material changes in the broadcast hours or in the format of the Station or any other material change in the Station's programming policies and (e) enter into any transaction or make or enter into any contract or commitment with respect to either the Station or the Station Assets which by reason of its size or otherwise is not in the ordinary course of business consistent with past practices.

         9.6 Exclusivity. Seller agrees that, commencing on the date hereof through the Closing or earlier termination of this Agreement, Buyer shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Seller agrees that neither Seller, any owner, the Station Manager, or any representative acting with Seller's authorization: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Station Assets or any securities of Seller (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an

"Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or Acquisition; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section 9.6.


                                   ARTICLE 10
                                 JOINT COVENANTS

         Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         10.1 Confidentiality. Subject to the requirements of applicable law, Buyer and Seller shall each keep confidential all information obtained by them with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party; or (e) is required to be disclosed by applicable securities laws. Neither party hereto nor any of their respective agents shall make any public announcement with respect to the transactions contemplated by this Agreement before the filing of the FCC Application, without the prior written consent of the other party hereto.

         10.2 Cooperation. Subject to express limitations contained elsewhere herein, Buyer and Seller agree to cooperate fully with one another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

         10.3 Control of Station. Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station prior to the Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Seller.

         10.4 Consents to Assignment. To the extent that any Contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. Subject to the provisions of Section 11.6, in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to Buyer of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to and all liabilities under the Contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use all reasonable efforts to provide Buyer with the financial and business benefits of such Contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such Contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts to the extent that Buyer was to assume those obligations pursuant to the terms hereof.

         10.5 Filings.  In addition to the covenants of the parties set forth in
Article 5 hereto, as promptly as practicable after the execution of this Agreement, Buyer and Seller shall use their reasonable efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and each shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

         10.6 Bulk Sales Laws. Seller agrees to indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Buyer as a result of any failure of Seller to comply with any "bulk sales" or similar laws.

         10.7 Employee Matters. Seller shall be responsible for the payment of all compensation and accrued employee benefits payable to all employees through the Closing Date. Seller acknowledges and agrees that it, and not Buyer, is and shall after the Closing remain solely responsible for any and all insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims, due, to become due, committed or otherwise promised to any person who, as of the Closing Date, is a retiree, former employee, or current employee of Seller, relating to the period up to and including the Closing Date. Buyer, as a purchaser of the Station Assets, shall assume no employee benefit plans, programs or practices, whether or not set forth in writing, maintained by Seller at any time. Seller agrees to cooperate with Buyer in the prompt rollover of any pension, profit sharing or cash or deferred (Section 401(K)) plans and trusts and any other employee benefit plan or arrangement, provided that any such rollovers are permitted and made in accordance with the applicable provisions of Buyer's benefit plans.


                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYER

         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1 Representations, Warranties and Covenants All representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  11.1.1 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  11.1.2 Buyer shall have received a certificate, dated as of the Closing Date, from Seller, executed by the president of Seller's general partner, to the effect that: (a) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

         11.2 Governmental Consents. The FCC Consent shall have been obtained.

         11.3 Station License Renewal Application. No petition to deny the Seller's license renewal application (if any) for the Station shall be pending.

         11.4 Governmental Authorizations. Seller shall be the holder of the Station Licenses and all other material licenses, permits and other authorizations listed in Schedule 7.4, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on the Station or the operations thereof. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or adversely modify the Station Licenses or any other licenses, permits or other authorizations listed in
Schedule 7.4.

         11.5 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

         11.6 Third-Party Consents. All Contracts and Real Estate Contracts shall be in full force and effect on the Closing Date. Seller shall have obtained and shall have delivered to Buyer all third-party consents to the assignment of the Material Contracts and Real Estate Contracts.

         11.7 Closing Documents. Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer, including, without limitation, each of the documents required to be delivered by it pursuant to
Article 14.

         11.8 Pre-Merger Notification. If applicable, any waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have elapsed.

         11.9 Noncompetition Agreement. The Buyer shall have entered into a noncompetition agreement with William Dalton and Susan Dalton in the form of Exhibit C hereto (the "Noncompetition Agreement").


         11.10 No Material Adverse Change. No Material Adverse Change as defined by Section 7.18 hereof shall have occurred.

                                   ARTICLE 12
                         CONDITIONS OF CLOSING BY SELLER

         The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         12.1 Representations, Warranties and Covenants.

                  12.1.1 All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by the president of Buyer, to the effect that: (a) the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) that Buyer has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

         12.2 Governmental Consents. The FCC Consent shall have been obtained.

         12.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         12.4 Closing Documents. Buyer shall have delivered or caused to be delivered to Buyer, on the Closing Date, each of the documents required to be delivered by it pursuant to Article 14.

         12.5 Noncompetition Agreement. The Buyer shall have entered into the Noncompetition Agreement.


                                   ARTICLE 13
                        TRANSFER TAXES; FEES AND EXPENSES

         13.1 Expenses. Except as set forth in Section 13.2 and 13.3 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to the costs and expenses incurred pursuant to Article 5 hereof.

         13.2 Transfer Taxes and Similar Charges. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be paid one-half by Buyer and one-half by Seller.

         13.3 Governmental Filing or Grant Fees. Any filing or grant fees imposed by the FCC, the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby, any fees imposed in complying with Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, ("HSR") as amended, and the rules and regulations thereunder shall be paid by Buyer. Further, Buyer shall reimburse Seller for all expenses, including reasonable attorneys' fees, incurred by Seller in connection with the preparation of, or requests for information in response to the HSR Pre-Merger Notification filed with respect to this Agreement.


                                   ARTICLE 14
                      DOCUMENTS TO BE DELIVERED AT CLOSING

         14.1 Seller's Documents. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                  14.1.1 Certified resolutions of the Seller approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.1.2 A certificate of Seller, dated the Closing Date, in the form described in Section 11.1.3;

                  14.1.3 Governmental certificates, certified as of a date not more than thirty (30) business days before the Closing Date, showing that Seller is duly incorporated and in good standing in the State of Delaware and qualified to do business and in good standing in the State of Ohio, and;

                  14.1.4 Such certificates, bills of sale, general warranty deeds, assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer), and lien releases, all in form satisfactory to Buyer and Buyer's counsel, as shall be effective to vest in Buyer good, marketable and insurable title in and to the Station Assets, free, clear and unencumbered;

                  14.1.5 An Assignment and Assumption Agreement in the form of Exhibit D effectuating the assignment and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement");

                  14.1.6 The Noncompetition Agreement;

                  14.1.7 At the time and place of Closing, originals and all copies of all program, operations, transmission or maintenance logs and all other records required to be maintained by the FCC with respect to the Station, including the public files of the Station, shall be left at the Station and thereby delivered to Buyer;

                  14.1.8 A written opinion of Seller's counsel in the form of Exhibit E, dated as of the Closing Date; and

                  14.1.9 Such additional information, materials, agreement, documents and instruments as Buyer and its counsel may reasonably request.

         14.2 Buyer's Documents. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                  14.2.1 Certified resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.2.2 A certificate of Buyer, dated the Closing Date, in the form described in Section 12.1.3.

                  14.2.3 The Assignment and Assumption Agreement;

                  14.2.4 The Noncompetition Agreement;

                  14.2.5 A written opinion of Buyer's counsel in the form of Exhibit F, dated as of the Closing Date;

                  14.2.6 The Purchase Price in accordance with Section 3.1 hereof; and

                  14.2.7 Such additional information, materials, agreement, documents and instruments as Seller and its counsel may reasonably request.

                                   ARTICLE 15
                         SURVIVAL; INDEMNIFICATION; ETC.

         15.1. Survival of Representations, Etc. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyer and Seller in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or Seller) for a period of one (1) year following Closing:

                  15.1.1 The Warranties in Section 7.6 or otherwise relating to the federal, state, local or foreign tax obligations of Seller shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

                  15.1.2 All other  Warranties shall survive for a period of one
(1) year from the Closing Date.

                  15.1.3 The right of any party to recover Damages (as defined in Section 15.2.1) pursuant to Section 15.2 shall not be affected by the expiration of any Warranties as set forth herein, provided that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration.

                  15.1.4 Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyer or Seller may bring any action for actual fraud in respect of this Agreement or the transactions contemplated hereby (a "Fraud Action"), regardless of whether such actual fraud also included a breach of any Agreement or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

         15.2   Indemnification.

                  15.2.1 Seller and DGI shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyer arising out of or related to: (a) any breach of the Agreements or Warranties given or made by Seller in this Agreement; (b) the Retained Liabilities; (c) any failure of the parties to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; and (d) the conduct of the business and operations of the Station or any portion thereof or the use or ownership of any of the Station Assets prior to the Closing Date.

                  15.2.2 Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by the Seller arising out of or related to: (a) any breach of the Agreements and Warranties given or made by Buyer in this Agreement; (b) the Assumed Liabilities; and (c) the conduct of the business and operations of the Station or any portion thereof or the use or ownership of any of the Station Assets on or after the Closing Date.

         15.3 Procedures: Third Party and Direct Indemnification Claims. Any indemnified party hereunder agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (herein after collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The parties also agree that any claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the period specified in Section 15.1 and that the only notice required with respect thereto shall be as specified in Section 15.1.3.

         The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.2 resulting from any Claim shall be subject to the following additional terms and conditions:

                  15.3.1  The  indemnifying   party  shall  have  the  right  to
undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                  15.3.2 In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within ten (10) days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  15.3.3 Anything in this Section 15.3 to the contrary notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

                  15.3.4 No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

         15.4 Limitations. Notwithstanding any other provision of this Article 15, Seller and DGI shall have no liability to Buyer hereunder for breach of any warranty, representation or covenant under this Agreement or any other agreement between the parties relating to the subject matter hereof, unless the total liability of Seller or DGI to Buyer hereunder shall exceed the sum of Twenty-Five Thousand Dollars ($25,000).

         15.5 Indemnification Procedures Agreement. On the Closing Date, Buyer and DGI shall enter into the indemnification procedures agreement (the "Indemnification Procedures Agreement") in the form of Exhibit G. Neither the exercise nor the failure to exercise the rights provided for in the Indemnification Procedures Agreement will constitute an election of remedies by Buyer or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If Buyer's claims for indemnification exceed the indemnification fund, if any, created pursuant to the Indemnification Procedures Agreement, Seller and DGI shall remain liable for any such excess.


                                   ARTICLE 16
                               TERMINATION RIGHTS

         16.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:

                  16.1.1 Upon the mutual written consent of Buyer and Seller, this Agreement may be terminated on such terms and conditions as so agreed; or

                  16.1.2 By written notice of Buyer to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer; or

                  16.1.3 By written notice of Seller to Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Seller; or

                  16.1.4 By written notice of Buyer to Seller, or by Seller to Buyer, if the FCC denies the FCC Application or designates it for a trial-type hearing; or

                  16.1.5 By written notice of Buyer to Seller, or by Seller to Buyer, if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.


                  16.1.6 By written notice of Buyer to Seller, or by Seller to Buyer, if the Closing shall not have been consummated on or before December 31, 1997.


         Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is at that time in material default or breach of this Agreement.

         16.2 Liability. Except as set forth in Section 17.1 below, the termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         16.3 Monetary Damages, Specific Performance and Other Remedies. The parties recognize that if Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party shall be entitled to reimbursement for reasonable legal fees and expenses.

         16.4 Disbursement of Escrow Deposit; Seller's Liquidated Damages. (a) If the parties hereto shall fail to consummate this Agreement by August 31, 1997, and Seller is not at that time in material breach hereof, the sum of Two Million Dollars ($2,000,000) shall be remitted to Seller from the Escrow Deposit on September 1, 1997. Such sum shall be applied toward the Purchase Price if the parties later consummate this Agreement.


         (b) If the parties hereto shall fail to consummate this Agreement by December 31, 1997, due solely to Buyer's material breach hereof or Buyer's failure to satisfy the FCC or other governmental authority of its qualifications to hold the Station Licenses, and if either party terminates this Agreement pursuant to Section 16.1.6, the remaining One Million Dollars ($1,000,000) of the Escrow Deposit, plus accrued interest on the Escrow Deposit, shall be remitted to Seller upon termination of the Agreement.

         (c) If the parties hereto shall fail to consummate this Agreement by December 31, 1997, for reasons other than those specified in paragraph (b) above, and if either party terminates this Agreement pursuant to Section 16.1.6, then the remaining One Million Dollars ($1,000,000) of the Escrow Deposit, plus accrued interest on the Escrow Deposit, shall be remitted to Buyer upon termination of the Agreement.

         (d) It is understood and agreed that any portion of the Escrow Deposit remitted to Seller pursuant to paragraph (a) or (b) shall constitute liquidated damages. Such liquidated damages represent Buyer's and Seller's reasonable estimate of actual damages and do not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of Seller against Buyer for failing to consummate this Agreement on the Closing Date and shall be applicable regardless of the actual amount of damages sustained and all other remedies are deemed waived by Seller. In the event of the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party shall be entitled to reimbursement for reasonable legal fees and expenses.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS

         17.1 Risk of Loss.  The risk of loss or  damage  to any of the  Station
Assets prior to the Closing Date shall be upon Seller. Seller shall repair, replace and restore any such damaged or lost Station Asset to its prior condition as soon as possible and in no event later than thirty (30) days following the loss or damage; provided, however, that in the event any loss or damage of the Station Assets exists on the Closing Date, the Buyer at its option may (a) extend the Closing Date until such time as Seller shall have repaired, replaced and restored any such damaged or lost Station Asset to its prior condition, or (b) terminate the Agreement if repairs sufficient to restore the Station Asset to its prior condition are not completed within thirty (30) days of the damage or loss.

         17.2 Certain Interpretive Matters and Definitions. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof; (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; and (f) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

         17.3 Further Assurances. After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good and marketable title to the Station Assets being transferred hereunder, free, clear and unencumbered, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve Seller of any obligations being assumed by Buyer hereunder.

         17.4 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may not voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the Buyer. Buyer shall have the right to assign and/or delegate its rights and obligations under this Agreement only upon the written consent of Seller, which shall not be withheld if the proposed assignee, in the reasonable opinion of Seller, meets all of the qualifications of the FCC and any other regulatory authority having jurisdiction over the transaction.

         17.5 Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.


         17.6 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.7 Arbitration. Except as provided below, any and all disputes arising under or related to this Agreement which cannot be resolved through negotiations between the parties shall be submitted to binding arbitration. If the parties fail to reach a settlement of their dispute within fifteen (15) days after the earliest date upon which one of the parties notified the other(s) of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to arbitration by a single arbitrator through the Judicial Arbiter Group, any successor of the Judicial Arbiter Group, or any similar arbitration provider who can provide a former judge to conduct such arbitration if JAG is no longer in existence ("JAG"). The arbiter shall be selected by JAG on the basis, if possible, of his or her expertise in the subject matter(s) of the dispute. The decision of the arbitrator shall be final, nonappealable and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitration shall take place in Cincinnati, Ohio. The arbitrator shall be bound by the laws of the State of Ohio applicable to the issues involved in the arbitration and all Ohio rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. All discovery shall be completed in accordance with the time limitations prescribed in the Ohio rules of civil procedure, unless otherwise agreed by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension of time. The arbitrator shall have the power to grant equitable relief where applicable under Ohio law, and shall be entitled to make an award of punitive damages when applicable under Ohio law. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect trade names, copyrights, patents, trade secrets or other intellectual property or proprietary information or to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

         In the event of any arbitration or litigation being filed or instituted between the parties concerning this Agreement, the prevailing party will be entitled to receive from the other party or parties its attorneys' fees, witness fees, costs and expenses, court costs and other reasonable expenses, whether or not such controversy, claim or action is prosecuted to judgment or other form of relief.

         17.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the choice of law provisions thereof. Subject to the provisions of Section 17.7: (a) any action, suit or proceeding brought by Buyer relating to or arising out of this Agreement or any other agreement, instrument, certificate or other document delivered pursuant hereto (or the enforcement hereof or thereof), shall be brought and prosecuted as to all parties in, and each of the parties hereby consent to service of process, personal jurisdiction and venue in, the state and Federal courts of general jurisdiction located in Hamilton County, Ohio or the Federal District Court in Cincinnati, Ohio; and (b) any action, suit or proceeding brought by Seller relating to or arising out of this Agreement or any other agreement, instrument, certificate or other document delivered pursuant hereto (or the enforcement hereof or thereof), shall be brought and prosecuted as to all parties in, and each of the parties hereby consent to service of process, personal jurisdiction and venue in, the state and Federal courts of general jurisdiction located in Hamilton County, Ohio or the Federal District Court in Cincinnati, Ohio.

         17.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyer, and in the case of Buyer, by notifying Seller:

                  To Buyer:          American Radio Systems Corporation
                                     Attention: Steven B. Dodge
                                     116 Huntington Avenue
                                     Boston, MA 02116
                                     Fax: (617) 375-7575

                  Copy to:           Michael B. Milsom, Esq.
                                     American Radio Systems Corporation
                                     116 Huntington Avenue
                                     Boston, MA 02116
                                     Fax: (617)375-7575

                  To Seller or DGI:  WGRR Limited Partnership
                                     10828 Lockland Road
                                     Potomac, Maryland 20854
                                     Attention:  William Dalton
                                     Fax: (301) 983-5176


                  Copy to:           Jason L. Shrinsky, Esq.
                                     Kaye, Scholer, Fierman, Hays & Handler, LLP
                                     901 15th Street, N.W.
                                     Washington, D.C.  20005
                                     Fax: (202) 682-3580

         17.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         17.11 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         17.12 Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         17.13 Entire Agreement. This Agreement and the exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.




             [The remainder of this page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                  AMERICAN RADIO SYSTEMS CORPORATION



                                  By: ___________________________________
                                      John R. Gehron
                                      CO-Chief Operating Officer


                                  WGRR LIMITED PARTNERSHIP



                                  By: ___________________________________
                                      William Lee Dalton
                                      President, The Dalton Group, Inc.
                                      General Partner


                                  THE DALTON GROUP, INC.



                                  By: ___________________________________
                                      William Lee Dalton
                                      President

                                 SCHEDULE 1.2.8


                          Miscellaneous Excluded Assets


                                      None

                                 SCHEDULE 3.3.2


                                Trade Agreements


                        March 1996 report attached hereto
                (Updated report to follow execution of Agreement)

                                  SCHEDULE 7.4


                                Station Licenses


I.       FCC Licenses, Permits and Authorizations:

         1. FM Broadcast Station License BLH-940718KB (covering Permit No. BPH-891204ID, as modified by Permit No. BMPH-940204IA).

         2.       Auxiliary Facilities:

                  a.       WDT-916
                  b.       WLD-901


II.      Pending Applications:

         1.       License Renewal Application BRH-960524ZF

                                  SCHEDULE 7.7


                           Tangible Personal Property


         1.       Attached schedule of inventory dated January 1992
         2. Attached schedule of equipment from depreciation schedule dated January 1992

              (Updated schedules to follow execution of Agreement)

                                  SCHEDULE 7.8


                                    Contracts


("*" denotes third party consent to assignment of contract required)


*        1.       Lease Agreement dated August 30, 1990, with River City
                  Capital, L.P. (formerly NKA Hyde Park, Inc.) (office/studio space)

*        2.       Lease Agreement dated May 29, 1992, with River City Capital,
                  L.P. (formerly NKA Hyde Park, Inc.) (first floor space at
                  Edwards road)

         3. Local Station Blanket Radio License dated November 25, 1991, with American Society of Composers, Authors and Publishers (expired on December 31, 1995, term extended for negotiation, negotiation assigned to Radio Music License Committee)

*        4.       Station License dated September 23, 1993, with The Arbitron
                  Company

*        5.       Agreement dated November 21, 1990, with The Associated Press

*        6.       Broadcast Station Licensing Agreement (Drake 88) dated January
                  29, 1990, with Axcess Broadcast Services, Inc.

*        7.       Broadcast Station Licensing Agreement (Oldies Package) dated
                  April 7, 1992, with Axcess Broadcast Services, Inc.

         8.       License Agreement dated January 10, 1994, with Broadcast
                  Music, Inc.

*        9.       Program License and Service Agreement (traffic/billing system)
                  dated November 12, 1991, with Custom Business Systems, Inc.

         10. Lease Agreement (copier) dated March 18, 1996, and Copier Maintenance Agreement dated June 19, 1996, with Donnellon McCarthy, Inc.

         11. Consulting Agreement dated December 27, 1995, with E. Alvin Davis & Associates, Inc.

*        12.      Interactive Voice Response System Agreement dated January 26,
                  1996 with Fairwest  Direct, Inc.

*        13.      Licensing Agreement dated November 1, 1995, with FirstCom
                  Broadcast Services

*        14.      Consulting Agreement dated November 1, 1995, with Global Sales
                  Development Company

*        15.      Agreement (shared usage of RPU system) dated August 2, 1995, with Heritage Media Corporation

*        16.      Equipment Lease with Imperial Business Credit (equipment for
                  Fairwest Direct Marketing)

         17. National Radio Sales Representation Agreement dated April 25, 1994, with McGavren Guild, Inc.

         18. Subscriber Agreement dated April 26, 1995, with International Demographics, Inc.

         19. Membership Agreement dated May 1, 1989, with Radio Advertising Bureau, Inc.

*        20.      License Agreement (Selector) dated January 7, 1988, with Radio
                  Computing Services, Inc.

*        21.      Broadcasting Performance License dated January 4, 1982, with
                  SESAC, Inc.

*        22.      License Agreement (tower space for antenna) dated November 28,
                  1992, with Cincinnati TV 64 Limited Partnership

         23. Emergency Power Generator Agreement dated July 27, 1993, with Cincinnati TV 64 Limited Partnership

         24.      Quali-Tap Contract dated January 1, 1993, with Tapscan
                  Incorporated

         25. Network Affiliate Agreement dated December 12, 1988, with Traffic Watch, Inc.

*        26.      Management Employment Agreement dated August 19, 1996, with
                  James B. Richards

         27.      Employment Agreement dated March 1, 1995, with James Blommel

         28. Employment Agreement dated August 30, 1993, as amended on December 26, 1994, with Karen Schlichte-Brown

         29. Employment Agreement dated June 26, 1995, as amended on May 31, 1996, with Tracy Gardella

         30. Employment Agreement dated June 12, 1995, as amended on May 31, 1996, with Steven D. Halprin

         31.      Employment Agreement dated January 1, 1996, with David S.
                  Heimlich

         32. Employment Agreement dated June 13, 1994, as amended on March 6, 1995, with Nancy Holmes

         33. Employment Agreement dated August 24, 1992, as amended on March 15, 1993, and February 23, 1995, with Rob B. McCracken

         34. Employment Agreement dated December 31, 1990, as amended on March 15, 1993, and February 23, 1995, with Terry D. Moore

         35.      Employment Agreement dated April 18, 1996, with N. Scott
                  Vandivier

         36.      Employment Agreement dated October 1, 1995, with Janeen C.
                  Moody

         37.      Employment Agreement dated March 4, 1996, with Terry Creeden

         38.      Employment Agreement dated March 4, 1996, with James LaBarbara

         39.      Employment Agreement dated April 1, 1996, with Sankey Alan
                  Moody

         40.      Employment Agreement dated March 4, 1996, with Thomas Presutti

         41.      Employment Agreement dated March 4, 1996, with Roland C.
                  Schumacher

         42.      Employment Agreement dated March 4, 1996, with James A. Stolz


                               Material Contracts

         1. Lease Agreement dated August 30, 1990, with River City Capital, L.P. (formerly NKA Hyde Park, Inc.) (office/studio space)

         2. Lease Agreement dated May 29, 1992, with River City Capital, L.P. (formerly NKA Hyde Park, Inc.) (first floor space at Edwards road)

         3. Agreement (shared usage of RPU system) dated August 2, 1995, with Heritage Media Corporation

         4. License Agreement (tower space for antenna) dated November 28, 1992, with Cincinnati TV 64 Limited Partnership

         5. Emergency Power Generator Agreement dated July 27, 1993, with Cincinnati TV 64 Limited Partnership

                                  SCHEDULE 7.10


                     Exceptions to Environmental Compliance



                                      None

                                  SCHEDULE 7.11


                              Intellectual Property


                               Ohio Service Marks


            (Other items to be supplied after execution of Agreement)

                                  SCHEDULE 7.12


                              Financial Statements


         1.      Balance Sheet as of June 30, 1996
         2.      Income Statement June 1 - June 30, 1996
         3.      Income Statement December 1 - December 31, 1995
         4.      Income Statement December 1 - December 31, 1994

                                  SCHEDULE 7.13


                                Station Personnel



                              List attached hereto

                                  SCHEDULE 7.14


                                   Litigation




                                      None

                                  SCHEDULE 7.15


                              Compliance With Laws


                                      None

                                  SCHEDULE 7.16


                             Employee Benefit Plans


         1.       401(k) Plan

                  The Dalton Group, Inc. Savings Plan with investments handled by The Guardian Insurance and Annuity Company. Approximately 25 WGRR employees participate. There are no Company Contributions.

         2.       Health Insurance/Life Insurance

                  Health Insurance through Nationwide Health Plans. Approximately 30 employees participate, eight of which are family plans. The Company pays approximately 90% of individual employee health insurance costs, and all of the costs for Life Insurance.

         3.       Disability Insurance

                  Insurance through Mutual of Omaha. Company pays 100% of the cost for approximately 22 employees.



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